As filed with the Commission on July 10 , 2007	File No. 333-139220

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

Amendment No. 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOOD EARTH LAND SALES COMPANY
(Name of small business issuer in its charter)

FLORIDA	6552	20-1993383
(State of jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification No.)

200 Central Avenue, Suite 2200, St. Petersburg, Florida 33701, Phone: (727) 823-0307
(Address and telephone number of principal executive offices)

Verona Law Group 7235 First Avenue South, St. Petersburg, Florida 33707, Phone: (727) 347-7000
(Name, Address and Telephone Number of Agent For Service)

Copies to:
Harrison Law, P.A. Diane J. Harrison, Esq. 6860 Gulfport Blvd. South, #162, South Pasadena, FL 33707 (Telephone) 941-723-7564 (Fax) 941-531-4935

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be Registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration fee
Common stock	348,000	$0.01	$13,180	$1.45
Total	348,000	$0.01	$13,180	$100(3)

(1)  348,000 shares of common stock relate to the Resale Offering by fifty-four (54) selling security holders. This includes 42,000 shares beneficially owned by our current officers, directors and affiliated persons.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.
(3) Minimum fee pursuant to Securities and Exchange Commission

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

PRELIMINARY PROSPECTUS

Dated: July 10 , 2007

The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

GOOD EARTH LAND SALES COMPANY
The Securities Being Offered for Resale Are Shares of Common Stock of Good Earth Land Sales Company
Shares offered by Security Holders in Resale Offering:	348,000

This prospectus relates to 348,000 shares of our common stock owned as of November 30, 2006 being offered in the Resale Offering by the security holders named in this prospectus under the caption "Selling Security Holders." There are a total of 1,318,000 shares of our common stock issued and outstanding as of March 31, 2007. The selling security holders may use the services of participating brokers/dealers licensed by the National Association of Securities Dealers, Inc. ("NASD"), each of which will receive a commission from the shares offered and sold by such participating broker/dealer. Affiliated selling security holders must sell their shares at the fixed price of $0.01 per share and non-affiliated selling security holders must sell at $0.01 for the duration of the offering or until such time as a market develops and at which time the selling security holders may sell at the market price.

There is no public market for Good Earth Land Sales Company’s common stock. It is our intention to seek quotation on the OTCBB subsequent to the date of this prospectus. There is no assurance our application to the NASD will be approved.  We must find a market maker approved by the National Association of Securities Dealers to file a Form 211 Application on our behalf to become quoted on the OTCBB.  We are not sure that we can obtain a sponsoring market maker.  As a result of our not having a stock that is trading, purchasers of shares being offered are at risk of having an illiquid security.  There are no arrangements to place the funds we raise in an escrow, trust or similar account.

We will not receive any proceeds from the resale of shares of common stock by the selling shareholders. We will, however, incur all costs associated with this registration statement and prospectus.

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions must be at the fixed price of $.01 for the duration of the offering. The selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

Investing in our common stock involves a high degree of risk. A potential investor should carefully consider the factors described under the heading “Risk Factors” beginning at page 3.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10 , 2007.

Dealer Prospectus Delivery Instructions

Until                , 2007 all dealers that effect transactions in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part I.  Information Required in Prospectus

SUMMARY OF PROSPECTUS

This summary provides an overview of all material information contained in this prospectus. Before making a decision to purchase the shares our selling security holders are offering, you should very carefully and thoroughly read the more detailed information regarding Good Earth Land Sales Company ("Us," "We," "Our," or “Good Earth” ) in this prospectus and review our financial statements and the related notes appearing elsewhere in this prospectus.

Summary Information

We were incorporated in the State of Florida on November 8, 2004 and established a fiscal year end of December 31.  We do not have any subsidiaries, related or affiliated companies, or joint venture partners.  The Articles of Incorporation of Good Earth Land Sales Company were Amended and Restated under the laws of Florida on July 25, 2006.

We are an operational company engaged in the business of acquiring land, developing the land for commercial use, leasing and managing the developed projects, and consulting commercial developers. We have generated operating revenues since inception. We have incurred net income as well as losses since inception and it is our opinion we must raise additional capital to fund execution of our business plan .. There is no assurance we will be able to raise this capital. We have funds sufficient to support our current operations indefinitely. It is our plan to implement our business plan nationwide in the third quarter of 2007 but, no later than September 30, 2007.

There is no assurance that we will be able to establish a client base that will allow us to place ourselves on the leading edge in commercial real estate development on properties ranging in size from 5,000 square feet up to 200,000 square feet. Such execution of our business plan could take many years of work and will require expenditure of very substantial amounts of capital we do not currently have and may never be able to raise.

We have one (1) fulltime employee, our President.  Our other officers and directors are not employees and devote a small percentage of their time to the affairs of Good Earth.

Our administrative office is located at 200 Central Avenue, Suite 2200, St. Petersburg, FL 33701. Our telephone number is (727) 823-0307 and our facsimile number is (727) 823-4954.  Our offices are located on a main boulevard in a highly commercialized area of downtown St. Petersburg, Florida.

On August 31, 2006 we completed the sale of fifty-three (53) blocks of shares under executed subscription agreements at the price of Three Dollars and NO/100 ($3.00) per block.  Each block of shares consisted of 300 shares at $0.01 par value per share.  These securities were exempt under the Securities Act of 1933.  The total cash raised from the sale of shares was $159.00. On October 31, 2006 Good Earth ratified and authorized a 20:1 forward stock split.  All references in our financial statements to amounts per share and number of shares outstanding have been restated to give effect to this stock split.  A summary of our financial information for the years ending December 31, 2006 and December 31, 2005 follows:

	December 31, 2006 (Audited)	December 31, 2005 (Audited)
Statement of Expenses Information:
Revenue	$121,759	$33,490
Operating Expenses	117,447	35,613
Net Income (Loss)	3,665	(2,123)
Balance Sheet Information:
Total Assets	$51,254	$17,145
Total Liabilities	49,053	18,768
Stockholders’ Equity	2,201	(1.623)

The Offering

Following is a brief summary of this offering:

Common stock offered by selling security holders

1,318,000 shares of our commons stock are issued and outstanding.  Of these shares, 348,000 are being offered by the selling security holders and includes 42,000 shares, 3.19% of our issued and outstanding shares, being offered by our directors and officers and a further 36,000 shares (2.73%) offered by members of their immediate families to which such officers and directors disclaim beneficial ownership.  Further information regarding the selling security holders is detailed in the section of the Prospectus entitled "Selling Security Holders" beginning on page 7.

Common stock outstanding as of the date of this Prospectus	1,318,000 Shares
Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling security holders.
Plan of Distribution

The Resale Offering is made by the selling security holders named in this Prospectus to the extent they sell shares. We intend to seek quotation of our common stock on the Over-the-Counter-Bulletin-Board (“OTCBB”). However, no assurance can be given that our common stock will be approved for quotation on the OTCBB. Selling security holders must sell at the fixed price of $0.01 for the duration of the offering or until a market develops for our shares and then the selling security holders may sell at the market price.

Risk Factors

You should carefully consider all the information in this Prospectus. In particular, you should evaluate the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 3 before deciding whether to invest in our common stock.

Lack of Liquidity in our common stock

Our common stock is not presently quoted on or traded on any securities exchange or automatic quotation system and we have not yet applied for listing or quotation on any public market. We can provide no assurance that there will ever be an established pubic trading market for our common stock.

RISK FACTORS

An investment in our common stock involves an exceptionally high degree of risk and is extremely speculative. Therefore, in addition to the other information regarding Good Earth Land Sales Company contained in this Prospectus, you should thoroughly consider all of the risk factors discussed below and should understand that the prospects are substantial that investors may lose all or part of their investment.  The following risk factors reflect the potential and substantial material risks that could be involved if you decide to purchase shares in this offering.  No person should consider investing who cannot afford to lose his or her entire investment or who is in any manner dependent upon the funds that he or she is investing.

Risks Associated with our Company:

(1) Although our officers and directors have agreed to loan money to us, we may not be able to achieve our business objectives since we do not have adequate capital for execution of our business plan and we may have to suspend or cease business activity.

Despite the fact our officers and directors are willing to commit to loan or advance capital to us, their resources are limited. With their assistance, absent any other source of capital, we could manage to finance no more than 12 months of funds required for operating expenses. In the event we are unable to raise additional capital we may have to cease business and anyone purchasing shares of our stock would be at risk to lose all or a part of their investment.

(2) We have an operating history that includes net income as well as losses. We expect this trend to continue into the future. As a result, we may have to suspend or cease operations should losses exceed our income and our ability to borrow or raise additional capital.

While we were incorporated in 2004, we have not yet sustained continued net income. We have generated revenues; however, we have not generated any significant profits. We have limited history upon which you can evaluate the likelihood of our future success or failure. Our ability to achieve profitability and positive cash flow in the future is dependent upon

•

our ability to locate more consulting clients

•

our ability to locate additional commercial property for development

•

our ability to generate revenues

•

our ability to reduce costs

Based upon current plans, we expect to incur operating losses in the near future. This will happen because there are expenses associated with the execution of our business plan .. We cannot guarantee we will be successful in generating revenues necessary to be profitable in the future and pay a dividend to our shareholders. Failure to generate revenues may cause us to stop our operations and purchasers of our shares may not have any liquidity for their investment.

(3) We are dependent on the continued services of our key fulltime employee and President, Petie Parnell Maguire. We do not have an employment agreement with Ms. Maguire and her departure could cause Good Earth to cease operations.

We are dependent on the services of our President Petie Parnell Maguire.  As our founder and President, her experience and contacts are invaluable to our operations.  Should we lose the services of Ms. Maguire, our business would suffer significantly.  Failure to keep the services of Ms. Maguire would likely cause us to cease operations. There is a high risk for investors as we do not have an employment agreement with Ms. Maguire.

(4) The development of a large client base is remote and any funds spent on execution of our business plan may be lost.

Because development of a large client base is difficult, any funds spent on our business plan may be lost. If we cannot raise further funds as a result, we may have to suspend or cease our business activity and possibly our operations entirely, which would result in the loss of your investment.

(5) Because our officers and directors do not have formal training or experience in starting, operating, and expanding a company nor in managing a public company, we will have to hire qualified personnel to fulfill these functions. We lack funds to retain such personnel, and if we cannot locate qualified personnel, we may have to suspend or cease our business activity or cease operations that will result in the loss of your investment.

None of our management team has experience starting and operating a company from start-up to fully reporting and publicly trading, nor do they have training in these areas. As a result, their decisions and choices may not take into account standard managerial approaches companies commonly use. Consequently our ultimate financial success could suffer irreparable harm due to management's lack of experience. Additionally, our officers and directors have no direct training or experience in managing and fulfilling the regulatory reporting obligations of a “public company.” We will have to hire professionals to undertake these filing requirements for Good Earth Land Sales Company and this will increase the overall cost of operations. As a result we may have to suspend or cease business activity, or cease operations altogether, which will result in the loss of your investment.

(6) If we don't raise enough capital to execute our business plan , we will have to delay or curtail operations that may result in the loss of your investment.

We need to raise additional capital to undertake our business plan .. You may be investing in a company that will not have the funds necessary to conduct any meaningful business activity due to our inability to raise additional capital. If that occurs we will have to delay or cease our business activity and curtail operations or go out of business, which will result in the loss of your investment.

(7) Since we are small and do not have much capital, we must limit our business activities , and, as a result, we may not find additional clients. Without additional clients, we cannot generate revenues and you will lose your investment.

The possibility of developing additional clients depends upon the results of our operations .. We are a small company and do not have much capital. We must limit our business activity unless and until we raise additional capital. Any decision regarding our operations will involve the consideration and evaluation of several significant factors beyond our control. These factors include, but are not limited to:

•

Market prices for services similar to ours;

•

Costs of personnel and equipment;

•

Political climate and/or governmental regulations and controls;

•

Ongoing costs of operations; and

•

Availability and cost of financing.

This type of business requires substantial capital. Because we may have to limit our business activity , we may not find an adequate amount of new clients to support our operations. Without adequate new clients, we cannot generate revenues and you will lose your investment.

(8) Because our officers and directors have other outside business activities and, thus, may not be in a position to devote a majority of their time to our company, our business activity may be sporadic, which may result in periodic interruptions or suspensions of our business ..

Our President will be devoting 100% of her time, approximately 40 hours per week, to our business. Our Secretary and Treasurer will be devoting only approximately 10% of their time, or 16 hours per month to our operations. This limited devotion of time to the affairs of Good Earth may cause our business may suffer. For example, because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our Company, our business activity may be sporadic or may be periodically interrupted or suspended. Such suspensions or interruptions may cause us to cease operations altogether and go out of business.

(9) We may not have access to all of the personnel, supplies and materials we need to implement our business plan , which could cause us to delay or suspend activity.

We have made no attempt to locate or negotiate with any suppliers of personnel, products, equipment or materials. We will attempt to locate personnel, products, equipment and materials if and when we begin to undertake implementation of our business plan , which is expected in the third quarter of 2007 but no later than September 30, 2007. Competition and unforeseen limited sources of developable property could result in occasional spot shortages of property and/or clients that we need to conduct our work. If we cannot find the property, land for development, and commercial clients that we need, we will have to suspend our business plans until we do find the property, land and commercial clients, which suspension could cause investors to lose all or a part of their investment.

(10) No matter how much money is spent on our business plan , the risk is that we might never develop sufficient new clients to be profitable.

Over the coming years, we might expend considerable capital on the business plan of Good Earth without developing sufficient new clients. It is very likely that such capital will probably be lost. No matter how much money is spent on the business plan , we might never be able to find a sufficient number of new clients to be profitable and investors will be at risk to lose all or a part of their investment.

(11) Small public companies are inherently risky and we may be exposed to market factors beyond our control. If such events were to occur it may result in a loss of your investment.

Managing a small public company involves a high degree of risk. Few small public companies ever reach market stability and we will be subject to events in the public markets that will make an investment in our company a highly risky investment.

Risks Associated with this Offering:

(12) Our officers and directors own a substantial amount of our common stock and will have substantial influence over our operations.

Our directors and officers currently own 1,012,000 shares of common stock representing 76% of our outstanding shares. Such directors and officers are registering 42,000 of their shares for resale. They will have substantial influence over our operations and may, on their own, effect certain corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control.

(13) Without a public market there is no liquidity for our shares and our shareholders may never be able to sell their shares that may result in a total loss of their investment.

Our common shares are not listed on any exchange or quotation system. There is no market for our shares. Consequently, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately. If this happens, our shareholders might not receive a price per share which they might have received had there been a public market for our shares. Once this registration statement becomes effective, it is our intention to apply for a quotation on the Over-the-Counter-Bulletin-Board (“OTCBB”) whereby:

•

We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the NASD personnel; and

•

We will not be quoted on the OTCBB unless we are current in our periodic reports filed with the SEC.

From the date of this prospectus, we estimate that it will take us between nine to twelve months to be approved for a quotation on the OTCBB. However, we cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB, in which case, there will be no liquidity for the shares of our shareholders.

(14) Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

•

Potential investors’ anticipated feeling regarding our results of operations;

•

Increased competition;

•

Our ability or inability to generate future revenues; and

•

Market perception of the future of development of commercial real estate.

In addition, if our shares are quoted on the OTCBB, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

(15) We anticipate the need to sell additional authorized shares in the future.  This will result in a dilution to our existing shareholders and a corresponding reduction in their percentage ownership in Good Earth.

We may seek additional funds through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in Good Earth is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.  The sale of additional stock to new shareholders will reduce the ownership position of the current shareholders.  The price of each share outstanding common share may decrease in the event we sell additional shares.

(16) Since our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell Good Earth's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Good Earth Land Sales Company described in "Risk Factors" and elsewhere in this prospectus. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

•

an abrupt economic change resulting in an unexpected downturn in demand;

•

governmental restrictions or excessive taxes on land and land use;

•

over-abundance of companies supplying commercial real estate leasing and development services;

•

economic resources to support our promotion of our services;

•

development plans and access to potential clients; and

•

lack of working capital that could hinder our goal of bringing our services to a broader based business population.

USE OF PROCEEDS

We will not realize any proceeds from any actual resale of the shares of the selling shareholders that might occur in the future. The selling shareholders will receive all proceeds from their resale.  We will however incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

The selling shareholders must sell their shares at the fixed price of $0.01 per share for the duration of the offering. The $0.01 per share initial offering price of our common stock was arbitrarily determined by our Board of Directors. Our Board of Directors considered several factors in such determination, including the following:

•

Good Earth's capital structure;

•

The last sales price from our most recent private offerings of $0.01 per share;

•

The background of our management;

•

Our lack of operating history; and

•

Our cash requirements.

Therefore, the $0.01 per share offering price of our shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price of our shares of common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by Good Earth. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

We intend to apply to the OTCBB for the trading of our common stock upon this Prospectus becoming effective. If our common stock becomes so traded and a market for our stock develops, the actual price of our stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this Prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this Prospectus.

The number of shares that may be actually sold by a selling shareholder will be determined by each selling shareholder. The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor are the selling shareholders obligated to sell such shares immediately under this Prospectus.  The offering price bears no relationship whatsoever to our assets, earnings book value or any other objective criteria. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

DILUTION

348,000 of the common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, it will not cause dilution to our existing shareholders.

In the future, we may issue additional shares, options and warrants and we may grant stock options to our officers, employees, directors, and consultants under a stock option plan, all of which may dilute our net tangible book value and cause dilution to our current selling security holders.

SELLING SECURITY HOLDERS

None of our directors or officers will be engaged in any selling efforts on behalf of the selling security holders. None of the selling security holders is a registered broker-dealer or an affiliate of a broker-dealer.

The selling security holders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling security holder may offer all or part of the shares owned for resale from time to time. A selling security holder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor are the selling security holders obligated to sell all or any portion of the shares at any time. Therefore, no assurance can be given by Good Earth Land Sales Company as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling security holders upon termination of the offering.

All of the selling security holders named in this prospectus are residents of the United States. They are offering for sale a total of 348,000 shares of common stock of Good Earth.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

•

The number of shares owned by each prior to this offering

•

The number of shares that are to be offered by each;

•

The number of shares that will be owned by each upon completion of the offering; and

•

The percentage owned by each upon completion of the offering.

To the best of our knowledge, the named parties in the table beneficially own and have sole voting and dispositive rights over all of their shares. We have based the percentage owned by each on our 1,318,000 shares of common stock outstanding as of the date of this prospectus. Of the 348,000 shares offered for sale (being 26.4% of our issued shares), 42,000 (representing 3.2% of our issued shares)

are offered by Good Earth’s officers and directors and a further 36,000 shares (2.73% of our issued shares) are being offered by members of the immediate family of our officers and directors for which such officers and directors disclaim beneficial ownership:

	Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Offered Hereby	Common Stock Beneficially Owned Following the Offering (1)		Position, office or other material relationship to Good Earth Land Sales Company (if any) within last three years
Name of Shareholder	No of Shares	Percent	No of Shares	No of Shares	Percent
Petie Parnell Maguire	1,000,000	75.87%	30,000	970,000	73.60%	President/Director
Kathleen E. Hartley	6,000	0.46%	6,000	0	0.00%	Treasurer/Director Wife of John C. Hartley
Susan Maxim	6,000	0.46%	6,000	0	0.00%	Secretary/Director
Vicky Lyn Payne	6,000	0.46%	6,000	0	0.00%
Lacy Maguire	6,000	0.46%	6,000	0	0.00%	Daughter of President Petie Parnell Maguire
John Piazza	6,000	0.46%	6,000	0	0.00%
J. Bryant Enterprises, Inc.	6,000	0.46%	6,000	0	0.00%
Geraldine Brown	6,000	0.46%	6,000	0	0.00%
Paul Carbone	6,000	0.46%	6,000	0	0.00%
Cynthia Carbone	6,000	0.46%	6,000	0	0.00%
John C. Hartley	6,000	0.46%	6,000	0	0.00%	Husband of Treasurer Kathleen
John P. Hartley	6,000	0.46%	6,000	0	0.00%	Son of Treasurer Kathleen and John C. Hartley
Ray Morgan	6,000	0.46%	6,000	0	0.00%
Kimberly A. Morgan	6,000	0.46%	6,000	0	0.00%
Carl Barba	6,000	0.46%	6,000	0	0.00%
Amie Mitchell	6,000	0.46%	6,000	0	0.00%
Jarrett Leasure	6,000	0.46%	6,000	0	0.00%
Adrienne Wolfe	6,000	0.46%	6,000	0	0.00%
Laura King	6,000	0.46%	6,000	0	0.00%
Jean Paulo Lemos	6,000	0.46%	6,000	0	0.00%
Timothy Roney	6,000	0.46%	6,000	0	0.00%
Sandra Roney	6,000	0.46%	6,000	0	0.00%
Keenan L. Martin	6,000	0.46%	6,000	0	0.00%
Kenneth H. Foust	6,000	0.46%	6,000	0	0.00%
Raymond D. Lee	6,000	0.46%	6,000	0	0.00%
William Marsh	6,000	0.46%	6,000	0	0.00%
Shermila Lemos-Martina	6,000	0.46%	6,000	0	0.00%
Kenneth B. Stephens, Sr.	6,000	0.46%	6,000	0	0.00%
Christiane Stephens	6,000	0.46%	6,000	0	0.00%
Jeff McConnell	6,000	0.46%	6,000	0	0.00%
Kathy Jo Morgan	6,000	0.46%	6,000	0	0.00%
Vincent A. Maguire, Sr.	6,000	0.46%	6,000	0	0.00%	Son of President Petie Parnell Maguire
Riley C. Maguire	6,000	0.46%	6,000	0	0.00%	Daughter of President Petie Parnell Maguire
Rachel L. Maguire	6,000	0.46%	6,000	0	0.00%	Daughter of President Petie Parnell Maguire

Kristen L. Graham	6,000	0.46%	6,000	0	0.00%
Anthony Martingano	6,000	0.46%	6,000	0	0.00%
Rveva Barrett	6,000	0.46%	6,000	0	0.00%
Scott J. Dobbins	6,000	0.46%	6,000	0	0.00%
Tara S. Dobbins	6,000	0.46%	6,000	0	0.00%
Valerie Tyszko	6,000	0.46%	6,000	0	0.00%
Joe Tyszko	6,000	0.46%	6,000	0	0.00%
Leo Perez	6,000	0.46%	6,000	0	0.00%
Justin Boudreau	6,000	0.46%	6,000	0	0.00%
Allison Diaz	6,000	0.46%	6,000	0	0.00%
Mary E. Flad	6,000	0.46%	6,000	0	0.00%
Joseph P. Flad, Jr.	6,000	0.46%	6,000	0	0.00%
Dale T. Mitchell	6,000	0.46%	6,000	0	0.00%
Joseph E. Franklin, III	6,000	0.46%	6,000	0	0.00%
Stephanie Fluke	6,000	0.46%	6,000	0	0.00%
Lauren Kelley	6,000	0.46%	6,000	0	0.00%
Scott Mitchell	6,000	0.46%	6,000	0	0.00%
Frances Quinlan	6,000	0.46%	6,000	0	0.00%
David M. Quinlan	6,000	0.46%	6,000	0	0.00%
Jeanne Coffin	6,000	0.46%	6,000	0	0.00%
Total		100%	348,000	970,000	73.60%
(1) This column represents the amount of shares held by each shareholder at the end of the offering period assuming the selling security holders sell all their registered shares

PLAN OF DISTRIBUTION

The selling security holders, which as used herein include donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. At of the date of this prospectus, our shares of common stock are not listed on any exchange or quoted on any interdealer quotation system. We intend to seek quotation of our common stock on the OTCBB. No assurance can be given that we will be successful of in having our common stock quoted on the OTCBB. Dispositions by the selling security holders, both affiliates and non-affiliates must be at the fixed price of $0.01 for the duration of the offering.

The common stock may be sold by the selling security holders by one or more of the following methods, without limitation:

•

on the over-the-counter market;

•

in ordinary brokerage transactions in which the broker solicits purchasers or commissions from a seller/or the purchaser of the shares for whom they may act as agent;

•

through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions, and commissions from a seller/or the purchaser of the shares for whom they may act as agent;

•

through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the shares or other interest in the shares;

•

through purchases by a broker or dealer as principal and resale by other brokers or dealers for its own account pursuant to this prospectus;

•

through block trades in which the broker or dealer so engaged will  attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

•

in any combination of one or more of these methods;

•

in a private transaction; or

•

in any other lawful manner.

Each selling security holder that sells shares in a privately negotiated transaction will furnish the purchaser of the shares a copy of this prospectus.

Brokers or dealers may receive commissions or discounts from the selling security holders or, if any broker-dealer acts as an agent for the purchaser of said shares, from the purchaser in the amount to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such broker-dealer.

We have advised the selling security holders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

Selling security holders may not sell their common shares in reliance on Rule 144 under the Securities Act of 1933 .. After the sale of the shares offered by this prospectus, our officers and directors will hold directly an aggregate of 1,012,000 shares. The sale of these shares could have an adverse impact on the price of our shares or on any trading market that may develop.

We have not registered or qualified offers and sales of shares of common stock under the laws of any country, other than the United States. To comply with certain states’ securities laws, if applicable, the selling security holders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling security holders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of this registration statement, estimated to be $39,201, including but not limited to legal, accounting, printing and mailing fees will, be paid by Good Earth Land Sales Company. However, any selling costs or brokerage commissions incurred by each selling security holder relating to the sale of his/her shares will be paid by them. The cost of this registration will be paid through commission’s receivable and any balance remaining will be paid through a loan made to the company by our President Petie Parnell Maguire.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

Each of our Directors serves until his successor is elected and qualified. Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating or compensation committees.

The name, address, age, and position of our officers and directors is set forth below:

Name and Address	Position(s)	Age
Petie Parnell Maguire	Chief Financial Officer, President and Director (1)	52
Susan Maxim	Secretary and Director (2)	40
Kathleen Hartley	Treasurer/Director (2)	50

(1)  Petie Parnell Maguire was appointed President and a Director upon incorporation on November 3, 2004. She was the Secretary and a Director in Irish Mag, Inc. a fully reporting company until her resignation August 9, 2006.

(2)  Susan Maxim and Kathleen Hartley were appointed as Secretary and Director and as Treasurer and Director, respectively, on July 1, 2006. These are the first positions either have held in a fully reporting company.

Background of Officers and Directors

PETIE PARNELL MAGUIRE has applied 20 years of diverse experience to form what is now Good Earth Land Sales Company. Since founding Good Earth in November of 2004, Ms. Maguire has been developing the corporate business plan as well as functioning as its sole full-time employee. She has been involved in the acquisition of land, development of and overseeing all aspects of development of commercial projects for clients, as well as the managing and leasing of space on completed projects.

Prior to the formation of Good Earth, from 2001 to November of 2004 Ms. Maguire worked as an independent real estate broker/associate.  She provided her services in the management and leasing of space in retail centers, anchored grocery centers, and office buildings.

Ms. Maguire was an officer/director in a fully reporting company, Irish Mag, Inc. until August 9, 2006.  As an Officer/Director at Irish Mag, Inc., Ms. Maguire participated in the monthly Board of Directors meetings.  From 1989 to 2000, Ms. Maguire handled the accounts receivable of Irish Mag including all the journal entries, bank reconciliations and collections.  In addition she was responsible for the location of, and purchase of the building that housed the business.  Irish Mag, Inc. was a commercial printing company that specialized in four (4) color work for commercial builders and developers and provided consulting services to builders regarding their promotional material.

SUSAN MAXIM is our Secretary and a Director as of July 1, 2006. Ms. Maxim brings strong construction office organization and management skills into our company.  She is currently employed full-time at Construction Compliance, Inc., a construction company, since January 2005 as the office manager.  She is responsible for all incoming invoices for over 500 homes actively under construction.  She establishes payment schedules for all vendors and must write and distribute checks for all vendors.

Prior to Construction Compliance, Inc. Ms. Maxim worked at Maguire Printing & Design a commercial printer.  From March 2002 to December 2004, she was responsible for processing client accounts totaling over $450,000 annually.  She was responsible for ensuring orders were processed in a timely manner.  She specifically oversaw the implementation of online website proofing, providing proposals and estimates, and the final job pricing and billing.

Ms. Maxim worked for Electronic Arts, Inc., a manufacturer of electronic parts, in quality assurance as a software testing contractor from June 2000 to January 2003.  She worked two jobs simultaneously for approximately nine (9) months.

KATHLEEN HARTLEY is our Treasurer and a Director as of July 1, 2006. Since 1999, Ms. Hartley has been the controller at Aquatic Creations, Inc. a manufacturer of pools and spas.  She is responsible for the financial operations of this $2,000,000 corporation including the integrity of its information systems.  Ms. Hartley oversees the daily financial and accounting functions from accounts receivable/accounts payable to job costing to bank reconciliation.  She has developed the financial models for monitoring and analyzing profit centers including the evaluation of direct and indirect costs. Ms. Hartley received her B.A. in Accounting and Business Management from North Carolina State University.

None of our officers and directors, other than our President Petie Parnell Maguire, works full time for Good Earth Land Sales Company. Ms. Maguire spends approximately 180 hours a month on Good Earth matters including sales and service. With recent work on this Registration Statement and because Good Earth intends to seek a quotation on the OTCBB in the near future, Ms. Maguire’s time on Good Earth affairs is expected to continue at this pace for the foreseeable future. As Secretary, Susan Maxim spends approximately 10 hours per month on corporate matters. It is anticipated Ms. Maxim will spend more time on Good Earth business when we undertake our implementation of our business plan.  Ms. Hartley also spends approximately 10 hours per month on corporate matters.  It is anticipated Ms. Hartley will spend more time on Good Earth business, when we undertake implementation of our business plan ..  Ms. Maxim and Ms. Hartley spend their time working with Ms. Maguire in Board meetings assisting in the strategic development of Good Earth’s business plan.

None of our officers and directors is an officer or director of a company registered under the Securities and Exchange Act of 1934.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 30, 2006, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his/her shares and possesses sole voting and dispositive power with respect to the shares.

Title or Class	Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Percent of Class
Common Stock	Petie Parnell Maguire	1,000,000
Common Stock	Susan Maxim	6,000
Common Stock	Kathleen Hartley	6,000
Common Stock	Directors and Officers as a Group (3 persons)	1,012,000

(1)  Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2)  Under Rule 13-d of the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons. None of our officers or directors has options, warrants, rights or conversion privileges outstanding.

Future Sales by Existing Shareholders

As of December 31, 2006 there are a total of 1,318,000 shares of our common stock issued and outstanding. Of these, all 1,318,000 shares, being 100% of our issued shares, are “restricted shares” as defined in Rule 144 of the Securities Act of 1933. Under this prospectus, we are qualifying for trading 348,000 restricted shares, being 26% of our issued shares.

Under Rule 144, restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition or upon registration of said shares.

Good Earth Land Sales Company does not have any securities that are convertible into common stock. We have not registered any shares for sale by security holders under the Securities Act other than as disclosed in this prospectus.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 75,000,000 shares of common stock, par value $0.01 per share, of which 1,318,000 shares are presently issued and outstanding.

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors, are entitled to share ratably in all of our assets available for distribution upon winding up of the affairs of Good Earth Land Sales Company, and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of the shareholders.

The shareholders are not entitled to preference as to dividends or interest; preemptive rights to purchase in new issues of shares; preference upon liquidation; or any other special rights or preferences.

Non-Cumulative Voting.

The holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our Directors.

Dividend Policy

As of the date of this prospectus we have not paid any cash dividends to stockholders. The declaration of any future cash dividends will be at the discretion of the Board of Directors and will depend on our earnings, if any, capital requirements and financial position, general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the near future.

Transfer Agent

We have engaged the services of Florida Atlantic Stock Transfer Inc., 7310 Nob Hill Road, Tamarac, Florida, 33321, to act as transfer agent and registrar.

INTEREST OF NAMED EXPERTS AND COUNSEL

Randall N. Drake, C.P.A., independent certified public accountant, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered. Therefore, he has no direct or indirect interest in us. Mr. Drake's reports are given based on his authority as an expert in accounting and auditing.

Diane J. Harrison, Esq., of Harrison Law, P.A., the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement, has no direct or indirect interest in us.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Florida Statutes provide that Articles of Incorporation can contain provisions which eliminate or limit the personal liability of our officers and directors and even stockholders for damages for breach of fiduciary duty, but a corporation cannot eliminate or limit a director’s or officer’s liability for acts or failure to act which are based on intentional misconduct, fraud, or a willful violation of law. Our Articles of Incorporation do not provide that a director or officer is not personally liable to us or our shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distribution in violation of Florida Statures.

Our By-laws Article XIV Section 4 provide that we will indemnify our officers and directors to the fullest extent permitted by the Florida Statutes, provided the officer or director acts in good faith and in a manner which he or she reasonably believes to be in or not opposed to Good Earth Land Sales Company’s best interest, and, with respect to any criminal matter, had no reasonable cause to believe that his or her conduct was unlawful. Our By-laws also provide that, to the fullest extent permitted by Florida Statutes, we will pay the expenses our officers and directors incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of the matter, upon receipt of an undertaking acceptable to the Board of Directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted, under said indemnification provisions of the law, or otherwise, Good Earth Land Sales Company has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

Good Earth was incorporated under the laws of the State of Florida on November 3, 2004 under the name Good Earth Land Sales Company.  Good Earth does not have any subsidiaries or related companies.

We have not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business. We do not foresee any circumstances that would cause us to alter our current business plan within the next twelve months.  In the event we do not raise additional capital through revenues we will seek funds from private sources.

Good Earth has had no related transactions with any related persons, promoters or control persons that have had an interest in our business.

BUSINESS DESCRIPTION

Business Development

We put $1,000 in initial seed capital in Good Earth Land Sales Company (“Good Earth”) after our incorporation on November 8, 2004 in order to begin operations and implement our business plan.  This initial capital was put into Good Earth by our President, Ms. Petie Parnell Maguire.

In December of 2004 we began to market our commercial leasing services as well as offering our business consulting services in land development.  Our revenues to date have been generated through leasing commissions (80%), development (10%), sales and management (5%), and referral commissions earned (5%).  These revenues were generated through the management of one (1) property; one (1) sale of property; six (6) property leasings; and assisting in the development of three (3) properties.

We believe that in the year 2007 Good Earth will be involved in five (5) or more development projects and leasing space in eleven (11) properties.  Property management and referral commissions are unknown and not predictable for the year 2007.

In order to provide the appropriate services for each individual project we undertake, we qualify the exact needs of the client and match our services to the specifics required by each project.  This allows us to target the right approach for the job.

In March 2005 we expanded our business plan so we could target land development as the basis for future revenue rather than just leasing commercial space.  We have developed a specific procedure regarding our future acquisition of land and the adjunct requirements through space leasing.  This method applies to our development as well as our services to be provided to clients.

Proposed Business Plan for Land Development

Our development plan includes acquiring land, developing the land for commercial use, leasing and managing the developed projects, and consulting commercial developers.  The following is a detailed analysis of the procedures to be followed during the course of our acquisition through leasing.

I.

Acquisition of Land

Acquisition of land for commercial development is the first step in a long process leading to the end result which is a center with tenants open for business. The process begins by my identifying vacant parcels of land in an area that the developer deems desirable for his type of development. Vacant land provides the greatest opportunity for creativity and profit for the developer, but is also the riskiest kind of investment. The location of the land will determine its potential future growth in value, for example, closeness to a roadway and availability of utilities will usually mean a higher value. The actual acquisition of land may be done by a client, a third party financier, or by Good Earth.  If Good Earth acquires the land, it will be because Good Earth is acquiring the property for its own use, future revenues, and appreciated value.

A.

Identify Prospects

We will use many different approaches to identify the land. The ones we find most useful are visual sightings such as getting in an auto and driving the sites and using the technology of computer programs such as Digital Map where we can input the parameters and do a search. These searches can be as general as inputting just the desired county or as specific as inputting the desired street and lot size. Other methods of identifying vacant land are public record searches on the Property Appraiser's web site or physically going to the county building and doing a manual search. We have used all of the above methods and, with today's technology, the preferred method is the computer programs that can generate a number of sites in a short period of time which saves time in driving to various locations. Nonetheless, there are times when the computer can not provide the information needed and then the "drive and see" method is the preferred choice.

B.

Informal Feasibility Study

After site identification is made we will begin an informal feasibility study of the land and its uses. Good Earth will complete a preliminary survey of the land showing boundaries, easements, ingress and egress (entrance and exit), and anything else that pertains to the raw land. We will then send the survey to a civil engineer who will design and draw a preliminary site plan. Our President, Petie Parnell Maguire, will then sit down with the master developer and the investors, if there are any, and review the site plan.  Ms. Maguire will discuss with the developer the estimated costs of clearing the land and building the site, what a good tenant mix would be, and what rental rates and operating costs will likely be. These costs will be compared to the sale price of the land and the estimated rate of return on the investment the developer determines he needs.  Based on these comparisons, the developer will decide whether or not to move forward on this project. If the rate of return is sufficient to show a profit, a formal contract to purchase, containing the appropriate “due diligence period”, will be offered.

C.

Formal Feasibility Study

Once a contract has been negotiated and accepted, we will have a formal feasibility study done which consists of a market analysis, a property analysis, and a financial analysis. This is the “due diligence.”  “Due diligence period” means the period of time the buyer has to investigate the property and its restrictions to see if it will fit the developer's criteria prior to the deposit money “going hard,” meaning the deposit becomes non-refundable to the purchaser.  The market analysis will include how the environment will be affected, what the local government regulations are and a profile of the community and surrounding areas and businesses.

1.

Environmental Review

The next step is to apply for an environmental review of the site. The environmental impact study has input from the local zoning board, the building inspection department, the utilities department, and the city transportation division. Samples of soil from the property are taken to see if there has been soil contamination. If the application is approved, we are one step closer to purchasing and developing the land. If the application is denied we can re-submit with proposed remedies, appeal the decision, or back out of the contract.

One reason an application may be denied is if there has been soil contamination. Soil contamination occurs when either a hazardous substance, such as gasoline or oil, becomes mixed with the natural soil and makes the soil a health hazard to humans, animals, and plants.  We can begin our environmental studies upon approval of our application.

2.

Environmental Impact Study

a.

A Phase I environmental study is done by looking at records of the land to see if there were any uses of the property that could cause a potential contamination, such as a gas station, a dry cleaner or any type of operation that uses hazardous materials that must be disposed of in a specific manner. A search of the Federal/State Environmental Data Bases are done along with a historical aerial topographic map review to see what land use changes may have taken place over the years.

b.

A Phase II environmental study is done after determining that there were uses on the site that could have contaminated the soil. This study consists of taking soil samples to an independent testing company that analyzes the samples for hazardous materials contamination at the site. This study would also help define the cost and extent of clean-up of the site. A Phase II assessment may also be used as a baseline study to confirm contaminant background levels prior to construction or purchase of the site. The testing company then designs a remedial program and action plan report advising the seriousness of the contamination and recommending what steps need to be taken to bring the site into compliance with EPA (Environmental Protection Agency) standards.

c.

A Phase III environmental study requires the drilling of monitoring wells on the site of the contaminated area. These monitoring wells are tested regularly to see if the level of contamination has increased or decreased, and if it has seeped into ground water and how far the contamination has spread or if it has been contained.

The above environmental information is crucial to the developer because a site that is considered a Phase III is very costly for the developer to clean up. There are laws that hold previous owners responsible for contamination, but if a developer wants the land these issues must be taken into consideration prior to purchase. Monitoring a contaminated site can continue for one (1) year or up to ten (10) years.

The results of the feasibility study are compiled and given to the developer and after careful review a decision is made to move forward or rescind the offer to purchase.

II.

Developing the Land

A.

Planning and Zoning

Once we have identified a potential site for development we will submit an application for plat approval and any rezoning changes that may be needed. This goes to the local planning and zoning department(s). The plat is a drawing showing lot sizes, street widths, easements, access for emergency vehicles, drainage and retention, location of utility installations and development of solid and liquid waste disposal systems. Zoning designates the allowable land usage for particular purposes and may be changed or rezoned by going through the rezoning process. We then check to see if there are any deed restrictions that would prohibit the intended use and if the local government has a planned growth or no-growth policy.

B.

Development

When we move forward with a project, a General Contractor (“GC”) is hired and he will obtain permits from the county or city and oversee the construction of the building from start to finish. He will also coordinate the different subcontractors that are needed, such as plumbers, electricians, block masons, roofers and other necessary trades-people. Ms. Maguire will be in constant communication with the GC because there are always problems, delays, and change orders (change orders are changes to the original plans and must be submitted and approved by the building inspectors).

III.

Leasing and Management

A.

Leasing

During the construction phase we will be actively soliciting tenants to fill the vacant spaces. Our President Ms. Maguire has a list of realtors with whom she is in constant contact and who specialize in tenant representation of national and regional tenants. Ms. Maguire will send out brochures on the new site, spend hours on the phone providing information to interested parties, collect financial data on prospective tenants, negotiate letters of intent (“LOI”), which is an overview of negotiable items in the lease that set out what the Landlord will provide to the Tenant in the form of tenant improvement dollars or free rent to the tenant for a period of time, build-out of the space, the rent, the length of the initial term of the lease and any option periods (the term the Tenant will have the option of renewing the lease), the escalation rates (how much the base rent will increase per year), the security deposit and the real estate brokers fees. This process can take from one day up to a month or more. Once the LOI has been negotiated it will be sent to our attorney who will draw up the formal lease. Formal lease negotiations begin usually between the Tenant's attorney, the Landlord's attorney, and the developer or Landlord. When all terms have been agreed upon a final Lease is prepared for execution by the Tenant and Landlord.

When the construction has been completed and the center issued a Certificate of Occupancy (“CO”), which indicates that the constructions has met all codes and the appropriate inspectors have signed off, keys are turned over to the Tenants and they begin the build-out of their space.

B.

Management

Prior to completion of the development, management of the shopping center becomes of paramount importance. Vendors need to be hired. These are the people who will physically take care of the center such as landscapers, parking lot sweepers, janitorial or porter services, fire alarm monitoring companies, insurance companies, locksmiths, roofers, HVAC (heating, ventilation, and air conditioning) companies, and so on.  A rent roll is drawn up showing each Tenant, the square footage of their space, their rent, the date of execution and termination of the lease along with any other information that may be beneficial in the day to day operation of the center. This information is collected for tax purposes and sent to Good Earth’s accounting firm on a monthly basis. As a Property Manager, we will be responsible for overseeing all vendors, collecting rents, making sure that accurate financial records are kept, and seeing that tenant problems are resolved in a timely manner.

IV.

Consulting

If the developer decides to sell the center, we will contact a commercial real estate brokerage firm that deals in the sale of shopping centers and negotiate a contract with them to market and sell the center. Once a center has been sold the new owners generally bring in their own property managers and leasing agents.  We will however try to keep our position as the managers of the center.

When vacancies arise in centers, we will actively market them to interested parties in an attempt to get them leased as quickly as possible.  Signs with our telephone number will be posted on the property, we will attend conferences and pass out brochures, we will send e-mail blasts to a data base of real estate brokers, we will place ads in newspapers or trade magazines, and we will place calls to existing businesses to see if they are interested in expanding or moving to a new location.

Our President Ms. Maguire has been an exclusive Tenant Representative for Quizno's Subs on the West Coast of Florida and for Verizon Wireless (Franchisors). She has attended all their information seminars for prospective franchisees. She was responsible for mapping out where existing stores were and identifying what territories were already contracted for by an existing Franchisee. She would then actively drive markets looking for available space that would meet the Franchisor's criteria, negotiate LOI's on behalf of the Franchisee, and follow the deal through until the Franchisee was open for business.

This process will be used when we are acting on behalf of clients as well as when we have the capital to act on our own behalf.  We believe that the experience of Ms. Maguire, along with her contacts, will allow us to enter the arena of land development to try to maximize shareholder value.

At the present time we do not have an internet website.  The Board of Directors has discussed this as an alternative for a continued public presence, however discussions have not moved past the discussion stage as of the date of this filing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section of our prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are an operating company that is seeking to execute its business plan to increase its operations. We have an operating history and have generated revenues from our activities that have produced both net incomes and losses.  As Good Earth Land Sales Company is considered to be in the early stages of business and there is no reasonable likelihood that increased revenues can be derived from our business in the foreseeable future, we consider that our operations will require us to retain management personnel that can lead Good Earth in the execution of its business plan ..

Our Board of Directors believes that we can sustain operations in our current mode indefinitely however there is substantial doubt that we can implement our business plan over the next twelve months unless we obtain additional capital to pay for our costs of operations. This is because we have not generated sufficient profits to cover the execution of our business plan .. Accordingly, we must raise cash from sources other than our operations. Our only other source for cash at this time is investment by others in Good Earth. We must raise cash to implement our business plan ..

Since our business activity has been minimal for the years 2004 and 2005 while our business plan was formulated, it is the opinion of management that the most meaningful financial information relates primarily to current liquidity and solvency. At December 31, 2006, we had working capital of $2,201. With the commitment of our officers and directors to advance us funds during the next twelve months, we do not believe that we will be faced with a working capital deficiency by the end of the next twelve months. Our future financial success will be dependent on the success of our executing our business plan .. Such execution may take years to complete and future cash flows, if any, are impossible to predict at this time. The realization value from any execution of our business plan which may be done by us is largely dependent on factors beyond our control such as the market for our leasing services, the number of available new clients, the availability of property to develop, and stable financial markets for financing property development.

We recognize that additional capital will be required during the next twelve months for the company to execute its business plan .. Should we be unable to raise additional capital from other sources, our directors and officers have committed to advance the company funds to enable Good Earth to begin executing its business plan over the coming year.  We have no arrangement in writing with our Board of Directors regarding such commitments for funding.  Each of our three (3) Directors has committed to advance the company up to Fifty Thousand Dollars and NO/100 ($50,000.00) on an interest free basis.  In the event funding is received through private sources after such loans are made, the loans made by our Directors will begin to be repaid.

We have no equipment to sell to generate additional liquidity. We are going to buy equipment during the next twelve months. We do not know the extent of the equipment need until we have located additional customers for our services.

Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance as an operating corporation. We have not generated any significant profits and have generated small losses.  It is this inconsistency that makes an evaluation of our performance difficult. Further, we offer services in an industry that is highly dependent on available capital and there is no guarantee that we will be able to obtain clients who can finance their developments. We are also not sure that we will be able to obtain financing for projects that we will develop through our own efforts.  We cannot guarantee we will be successful in our activities. Our business is subject to risks inherent in the establishment of growing a business enterprise, including limited capital resources, possible delays in the generation of revenues from expending additional capital, and possible cost overruns due to price and cost increases in supplies and services.  As of December 31, 2006 Good Earth has $4,439 of cash on hand and commissions receivable of $38,960.

To become profitable and competitive, we must invest additional capital in our business before we start hiring a management team. We must obtain equity or debt financing to provide the capital required to fully implement our business plan . We have no assurance that financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to execute our business plan .. Even if available, equity financing would result in dilution to existing shareholders.

The execution of our business plan is expected to take up to one (1) year after we have secured funds.  The total amount of funds necessary will vary depending on whether the Board of Directors chooses to have Good Earth enter real estate development immediately or whether they choose to concentrate the initial efforts of the company in leasing services.  As of the date of this filing there have been no commitments for capital expenditures other than those made in the course of ordinary business, such as for office equipment and furniture.  Unlike many businesses where capital expenditures can be quantified immediately, real estate development is more complex and difficult.  Until a client makes a specific agreement and has executed contracts, capital expenditures remain unknown.   Good Earth will be concentrating its efforts on clients that will be developing properties and will supply their own capital. Good Earth will not be developing its own properties until sometime in the long-term future after it has the capital to fund development.  Therefore Good Earth does not have the ability to provide any estimated costs that may be expended by a client regarding their development of a property.

Good Earth has determined that, if it chooses to purchase land and develop property for the company, it will target land that will accommodate buildings in the 2,000 to 5,000 square foot size.  This will allow the company to develop buildings to be leased by professionals such as attorneys, accounts and physicians.  Financing for this size property is more readily available and leased space in these types of buildings in the Tampa Bay area is in high demand.  By choosing this size building, it is estimated that the cost of land and development will range from $800,000 to $2,000,000.  The Company is targeting a long-term approach to this development.  Our long-term period is 5-7 years.

Management has chosen to raise capital through private investment or debt.  In the event Good Earth is not able to complete sufficient investment to finance the business plan , management believes it will need to seek alternative methods of executing its business plan.  This strategy would include a business combination of some type.  It may be an acquisition or merger or other type of business combination such as a joint venture or strategic alliance.  Management believes it has the responsibility to maintain shareholder value and to use proper management techniques in the future to accomplish its goals.  The only circumstances that would lead to the use of any of these alternative methods would be that Good Earth was unable to properly finance its activities through private investment or debt financing.

Results of Operations – Three Month Period ended March 31, 2007.

Our financial statements contained herein have been prepared on a Generally Accepted Accounting Principles (“GAAP”) basis.  We incurred net loss after taxes for the three month period ended March 31, 2007, of $15,022.27.   This loss was due to our increase in professional fees associated with the preparation of this registration statement.

Our cash flow for the three month period ended March 31, 2007 showed a decrease in cash of $1,708.

Our revenues for the period ended March 31, 2007 are above the same period for the year 2006 by approximately $769.  We cannot directly attribute this increase to any individual project but merely our business in general.  Our expenses during this period have increased 164% from the same period in 2006.  We believe our increase in expenses is directly related to our allowance for bad debts and professional fees

The increase in professional fees is due primarily to payment of co-brokerage fees, which are fees due from the broker representing the Landlord or Owner (i.e., Good Earth) to the broker representing a tenant or buyer, owing for the three month period ended March 31, 2007 and payment of some co-brokerage fees for contracts made in 20061.  Good Earth currently has commissions’ receivable of over $20,600 and will continue to fund the operations of the company from its own revenues.

The following table provides a comparison of our results of operations for the three month periods ended March 31, 2007 and 2006.

1The first half of a commission on a lease is earned and paid when a lease is executed. The second half of a lease commission is due when the tenant starts paying rent which is usually 90 days later (or 30, 60, 90 or 120 days later depending on the terms of the lease). If it's a contract for sale then all fees are due and payable at closing.

	2007	2006	Change	%
Revenue	$11,879.14	$11,110.25	$768.89	6.92%
Operating Expenses
Accounting and Audit Fees	250.00	0.00	$250.00	-
Automobile Expense	789.63	858.11	($68.48)	(7.98%)
Bad Debts	4,702.38	-	$4,702.38	-
Bank Service Charges	28.09	-	$28.09	-
Business Promotion	-	385.60	($385.60)	(100.00%)
Commission Expense	2,138.40	-	$2,138.40	-
Continuing Education	259.00	250.00	$9.00	3.60%
Contract Labor	1,920.00	2,585.00	($665.00)	(25.73%)
Contributions	80.00	500.00	($420.00)	(84.00%)
Depreciation	227.80	1,958.09	($1,730.29)	(88.37%)
Dues and Subscriptions	16.94	135.00	($118.06)	(87.45%)
Insurance	215.60	1,176.61	($961.01)	(81.68%)
License and Permits	477.00	0.00	$477.00	-
Meals and Entertainment	592.24	92.47	$499.77	540.47%
Meetings and Conventions	215.00	-	$215.00	-
Professional Fees	12,008.82	-	$12,008.82	-
Repairs	483.32	371.36	$111.96	30.15%
Selling Costs	-	31.35	($31.35)	(100.00%
Supplies	1,806.67	366.55	$1,440.12	392.89%
Telephone	1,042.72	918.26	$124.46	13.55%
Travel	294.80	809.91	($515.11)	(63.60%)
	27,548.41	10,438.31	$17,110.10	163.92%
Net Income (Loss) before Income Taxes	($15,669.27)	$671.94	($16,341.21)	(2431.94%)

Provision for income Taxes	(647.00)	101.00	($748.00)	(740.59%)

Net Income (Loss)	($15,022.27)	$570.94	($15,593.21)	(2731.15%)

Results of Operations - Year ended December 31, 2006.

We incurred net income after taxes for the year ended December 31, 2006, of $3,664.   Our income from operations was due to our increased services in the commercial leasing segment of our business.

Our cash flow for the year ended December 31, 2006 showed an increase in cash of $993.

Our revenues for the year ended December 31, 2006 are above the same period for the year 2005.  We attribute this increase of approximately 360% to our President devoting more of her time to our commercial leasing services and less time to developing our business plan ..  Our expenses during this period have increased 330% from the same period in 2005.  We believe our increase in expenses is directly related to our generation of revenues and as a percentage of revenue is a far more positive result than the same period in 2005.

During the first quarter of 2006, Good Earth’s Officers and Directors discussed and decided that, while the business plan could provide the necessary cash flows, it was determined that Good Earth plan for raising capital through private sources. Accordingly, Good Earth’s Officers and Directors decided to undertake the filing of an SB-2 Registration Statement with the Securities and Exchange Commission with the intent of registering Good Earth’s existing shares of common stock. By registering the shares of our common stock and becoming a fully reporting company, management felt that Good Earth could seek to become trading on the OTCBB to provide liquidity for investors in our stock.  The Board of Directors decided that the company would pursue the sale of shares to family and friends to be registered in a registration statement.  The sale of these shares would rely on the exemption provided by the Securities Act of 1933 Section 4(2).  The Board authorized the sale of up to two hundred fifty (250) share units consisting of three hundred (300) shares per unit at $3.00 per unit.  Each purchaser received three hundred shares for each Three Dollar ($3.00) subscription.  Then, as a result of a forward stock split of 20:1, each shareholder had their shares increased accordingly to 6,000 common shares.

We have paid for all expenses for this offering as they have come due.  Good Earth continues to generate revenue and will continue to pay the offering expenses from its revenues.  Good Earth has commissions’ receivable of over $13,400 and any deficit will come from a loan to the company by our President Petie Parnell Maguire.

The following table provides a comparison of our results of operations for the years ended December 31, 2006 and 2005.

	31-Dec-06	31-Dec-05	Change	%
Revenue	$121,758.54	$33,490.02	88,268.52	263.57%
Operating Expenses
Automobile Expense	8,526.52	4,209.00	4,317.52	102.58%
Business Promotion	1,171.20	345.00	826.20	239.48%
Commission Expense	18,562.98	-	18,562.98	-
Consulting Expense	-	400.00	(400.00)	(100.00%)
Contract Labor	9,161.74	3,400.00	5,761.74	169.46%
Contributions	3,619.00	685.00	2,934.00	428.32%
Depreciation	8,329.61	7,760.12	569.49	7.34%
Dues and Subscriptions	249.48	981.00	(731.52)	(74.57%)
Education	975.00	216.00	759.00	351.39%
Insurance	12,372.04	1,342.00	11,030.04	821.91%
Licenses and Permits	-	636.00	(636.00)	(100.00%)
Meals and Entertainment	1,073.81	2,400.00	(1,326.19)	(55.26%)
Meetings & Conventions	646.14	720.00	(73.86)	(10.26%)
Moving Expense	200.00	-	200.00	-
Postage	411.25	-	411.25	-
Professional Fees	37,495.00	-	37,495.00	-
Repairs	1,245.16	-	1,245.16	-
Selling Costs	31.35	3,325.00	(3,293.65)	(99.06%)
Supplies	2,815.30	4,039.24	(1,223.94)	(30.30%)
Taxes	-	288.00	(288.00)	(100.00%)
Telephone	3,883.58	2,212.53	1,671.05	75.53%
Tolls	-	127.99	(127.99)	(100.00%)
Travel	6,677.46	2,526.00	4,151.46	164.35%
	117,446.62	35,612.88	81,833.74	229.79%
Net Income (Loss) before Income Taxes	4,311.92	(2,122.86)	6,434.78	(303.12%)

Provision for Income Taxes	647.00	-	647.00	-

Net Income (Loss)	3,664.92	(2,122.86)	5,787.78	(272.64%)

Our expenses for the year ended December 31, 2006 as compared to 2005 increased primarily due to the addition of professional fees and commission expenses and the increase in our insurance.  The increase in professional fees is due to the legal and accounting fees associated with registering the shareholders’ stock.  Commission expenses are those payments made to realtors who represented entities that subsequently became Lessors -- there were no outside realtors involved in 2005.  The increase in insurance is associated with management’s decision to keep insurance coverage current with business growth.  Our automobile expenses increased 103 % due to the increase in activity by our President Ms. Maguire regarding our existing projects and researching new ventures.  Our increase in contract labor was due to the decision by the Board of Directors to use outside services rather than hire an employee and incur continual salary and benefit expenses.

Results of Operations for the Year Ended December 31, 2005

During the first quarter of Good Earth’s 2005 year, Management and the Board decided to develop and refine Good Earth business plan for the fiscal year 2005. In the third quarter of 2005 Good Earth decided to undertake the activity of providing commercial space leasing services to clients in order to provide revenues.

Good Earth’s operations during the year ended December 31, 2005 reflected the results of the above planning and actions. Revenue consisted of $33,490. This revenue less operating expenses of $35,612 resulted in net loss from operations of ($2,122).  Good Earth realized a net loss of ($0.00) per share.

The major use of cash was for depreciation, automobile expenses, and office supplies. This outlay was financed principally by the proceeds from the revenues from operations. For the year ended December 31, 2005 year, the above activities resulted in a net increase in cash and cash equivalents of $2,446 and a balance of $3,446 of cash and cash equivalents at December 31, 2005.

At December 31, 2005, Good Earth had fixed assets (less accumulated depreciation) of $13,698 on its balance sheet.

In summary, the Officers and Directors believe Good Earth must implement its business plan to strengthen and diversify Good Earth. Officers and Directors also believe the decision to file an SB-2 Registration Statement will provide Good Earth with the ability to raise additional funds through a private offering of its shares providing equity funding needed to expedite its commitment to growing the company.  Good Earth will file a Form D prior to raising any funds through a private placement.

We do not foresee any circumstances or events that will have an adverse impact on our operations. We do anticipate an increase in our business based on our current business plan and the activities of our officers and directors. Thus, we expect to satisfy our current cash requirements indefinitely. However, we will need additional cash to implement the business strategy contained in our business plan ..

Trends

We are in the pre-expansion stage. We have not generated any additional revenue to which we can attribute to our business plan and we see none in the foreseeable future. We are unaware of any known trends, events or uncertainties that have had, or are reasonably likely to have, a material impact on our business or income, either in the long term of short term, other than as described in this section or in “Risk Factors,” page 7.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments.

The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business.

Our intended business activities are dependent upon our ability to obtain financing in the form of debt and/or equity and ultimately to generate future profitable operational activity or income from its investments. We may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

Conflicts of Interest

To ensure that potential conflicts of interest are avoided, and to comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors adopted, on March 26, 2006, a Code of Business Conduct and Ethics. Good Earth Land Sales Company Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of Good Earth Land Sales Company and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. Our Code of Business Conduct and Ethics addresses general business ethical principles and other relevant issues.

Significant Employees

We have one significant employee, our President, Petie Parnell Maguire. Ms. Maguire will be paid as an employee by Good Earth Land Sales Company when there is sufficient revenue and income to support such payments as determined by the Board of Directors.

Family Relationships

Our familial relationships have been fully disclosed in the “Selling Security Holders” section of this Prospectus.

Involvement in Certain Legal Proceedings

To the knowledge of Good Earth, during the past five years, none of our directors or executive officers:

(1)

has filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings;

(2)

was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)

was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(a)

acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;

(b)

engaging in any type of business practice; or

(c)

engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)

was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activities;

(5)

was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

(6)

was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Competitive Factors

The land development industry is highly fragmented. We are competing with many other commercial development companies looking for large commercial jobs as well as small strip store centers. We will be among the smallest land development companies in our area and are a small participant in the land development industry. We will compete with other companies for leasing contracts in commercial developments where the competition is fierce. While there is a readily available market for the business services that we offer, competition will make it difficult to secure clients.  The competitive market segment we are in has us in direct competition with companies with greater financial resources than we have, more experience in both leasing and development than we have, and more employees than we have to develop a larger client base.

Our primary method of competing will be utilizing our contacts developed by our President Ms. Petie Maguire.  We will rely heavily on her personal relationships with potential clients to compete.   Once Ms. Maguire developed the business plan for Good Earth, she moved her personal “book of business clients” into the business, thus, making all her clients (past and present) Good Earth clients.   The following is a list of current and past clients that have been personally developed by Ms. Maguire and for whom she has performed work.  Although services for past clients have been terminated, we believe past clients have potential to become current clients again as new projects are developed.

Project	Status	Project	Status
Bayview Plaza	Terminated	Manatee Town Center	Terminated
Bellair Cove	Terminated	Market Place at Cypress Creek	Terminated
Champions Plaza	Terminated	Royal Oaks	For Sale
College Park Plaza	Terminated	Southland Plaza	Terminated
Coquina Key Shopping Plaza	For Sale	Southtown Center	Sold
Davis Center	Sold	Twin Oaks Shopping Center	Terminated
Forest Oaks Plaza	Terminated	Verizon Center	Sold
Fowler Plaza North	Terminated	Webb’s Plaza	Sold
Freddy’s Plaza	Sold	Quesada Commons	Open and Fully Leased
Gulf to Bay Plaza	Terminated	Sunrise Plaza	Leasing
Holiday Center	Terminated	Walsingham	Leasing
Homosassa Square	Terminated	Westwood Plaza	Leasing
Inverness Regional Shopping Center	Sold	Shoppes at 66	Sold
Corporate Center (Industrial/Warehouse)	Terminated	Dale Mabry & Waters (New development)	Leasing
Hopewell Distribution Center (Warehouse)	Sold	East Bay & US 19 (New development)	Under Construction
Lighthouse Point (Office)	Fully Leased	Mainstream Plaza (New development)	Open and Leasing
The Oaks Plaza (Office/Retail)	Terminated	North Tampa Shores (New development)	Open and Leasing
Village Corners (Office/Retail)	Sold	Somerville Shoppes (New development)	Development Delayed Financing Issues
10033 9th St. N. (Office building)	Under Contract to Sell

Regulations

Our commercial real estate development is subject to many city, county, state and federal regulations. We are also subject to local and county regulations regarding our business licenses, insurance, workers compensation insurance and any other specifics required by the governing bodies covering land development. We must comply with these government laws in order to operate our business. Complying with these rules will not adversely affect our operations. We will comply with all the requirements when we commence our land development operations.

We are obliged to adhere to any environmental regulations promulgated by the State of Florida as well as the U.S. Environmental Protection Agency.  It is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include costs associated with minimizing surface impact; water treatment and protection; reclamation activities, including rehabilitation of various sites; on-going efforts at alleviating the impact on wildlife; and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that these costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with projects.

Employees

We will continue to use the services of our President Ms. Maguire for our professional services to clients.  As our company grows, a Professional Employee Leasing Company will be considered for qualified technical personnel for our operations. Our President, Ms. Maguire, manages the day to day operations. At present, we have no employees other than our President and although each of our officers and directors devotes a portion of his/her time to the affairs of Good Earth none is deemed to be an employee. None of our officers and directors has an employment agreement with us. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personnel benefits available to any employee.

As indicated above we will consider hiring personnel through an employee leasing company on an as needed basis to reduce our personnel costs. We do not intend to initiate negotiations or hire anyone until we are nearing the time of commencement of our business plan ..

DESCRIPTION OF PROPERTY

We rent small office space of 300 square feet located on a high traffic artery in St. Petersburg.  We rent on a month to month basis with all utilities included.  We own our furniture, computers, ancillary equipment and office supplies.  We have specific software to calculate specific information we gather to determine the feasibility of our projects.

Additionally we have a laptop computer that is used for site visits to gather information on land we may be considering or researching for a client.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest.

AUDIT COMMITTEE

The functions of the Audit Committee are currently carried out by Good Earth’s Board of Directors. Our Board of Directors has determined that Good Earth does not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director of Good Earth and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market Information

At the present time, there is no established market price for our shares. There are no shares that have been offered pursuant to or underlying an employee benefit plan. There are no shares of common stock that are subject to outstanding options, warrants or securities convertible into common equity of our Company.

Holders

Including its three officers and directors, Good Earth Land Sales Company has 54 shareholders as at the date of this prospectus.

EXECUTIVE COMPENSATION

We have not paid any executive compensation during the years since inception except as noted from the following summary:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Com-pensation ($)	Non-Qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Petie Parnell Maguire (1), President, Chairman of the Board of Directors	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2007 YTD	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Susan Maxim (2), Secretary, Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2007 YTD	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Kathleen Hartley (3), Treasurer, Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2007 YTD	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)  There is no employment contract with Ms. Maguire at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(2)  There is no employment contract with Ms. Maxim at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(3)  There is no employment contract with Ms. Hartley at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

Compensation of Directors and Officers

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

DISCLOSURE CONTROLS AND PROCEDURES

Our Board of Directors believes that our Chairman/President, Petie Parnell Maguire, has developed disclosure controls and procedures that are in keeping with the intent of the regulations. As our President with over twenty (20) years experience in coordinating financial information for statements with company accountants, Ms. Maguire and the full Board of Directors find Good Earth’s disclosure controls and procedures to meet or exceed those required.  Management has the responsibility for establishing and maintaining adequate controls over the financial reporting of our company.  Our controls and procedures include, without limitation, those designed to ensure that information to be disclosed is recorded, processed, summarized and reported within the appropriate time periods and that the information is communicated to management, including its principal executive officer and principal financial officer, as appropriate, regarding timely disclosure.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Our Chairman/President, Petie Parnell Maguire, will be providing a full financial reporting and accounting of Good Earth according to the Generally Accepted Accounting Principles and guidelines established by the American Institute of Certified Public Accountants. The Board of Directors has found no weakness in the controls that have been established and believes that the semi-annual monitoring by the full Board of Directors will keep those who invest in our Company fully informed of the true financial status of Good Earth at all times. Should there be a change in our internal control over financial reporting, this change or changes will be made available in our reports filed with the Securities and Exchange Commission.

CODE OF ETHICS

We have adopted a code of ethics as of June 2, 2006, that applies to our principal executive officer, principal financial officer, and principal accounting officer as well as our employees.  Our standards are in writing and will be posted on our website once our site is operational.  Our complete Code of Ethics has been attached to this registration statement as an exhibit.  Our annual report filed with the Securities Exchange Commission will set forth the manner in which a copy of our code may be requested at no charge.  The following is a summation of the key points of the Code of Ethics we adopted:

•

Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our company;

•

Full compliance with applicable government laws, rules and regulations;

•

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•

Accountability for adherence to the code.

CORPORATE GOVERNANCE

As a small business issuer we are not listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent.  Further, we have not applied for a listing with a national exchange or in an inter-dealer quotation system which has requirements that a majority of the board of directors be independent.  We are not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act respecting any director.  We have conducted regular monthly Board of Director meetings on the last business Friday of each month for the last calendar year.  Each of our directors has attended all meetings. We have no standing committees regarding compensation, audit or other nominating committees.  At our annual shareholders meetings each shareholder is given specific information on how he/she can direct communications to the officers and directors of the corporation.  All communications from shareholders are relayed to the members of the Board of Directors.

EXPERTS

Our financial statements included in this prospectus have been audited by Randall N. Drake, C.P.A., independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement.  Diane J. Harrison, Esq., of Harrison Law, P.A. is the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement has no direct or indirect interest in us.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 9, 2006 we engaged Randall N. Drake, C.P.A., ("Drake ") as our independent auditor. He is our first auditor and we have had no disagreements with Drake on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling security holders will be passed on by Harrison Law, P.A., Diane J. Harrison, Esq., 6860 Gulfport Blvd. South, PMB 162, South Pasadena, Florida 33707.

WHERE YOU CAN FIND FURTHER INFORMATION

Good Earth Land Sales Company will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, or information statements and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Good Earth Land Sales Company has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Good Earth Land Sales Company and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the financial statements will be audited by Randall N. Drake, C.P.A. as our Independent Accountants.

Our audited financial statements for the periods ended December 31, 2006 and December 31, 2005 immediately follow:

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Good Earth Land Sales Company:

We have reviewed the accompanying balance sheet of Good Earth Land Sales Company as of March 31, 2007 and the related statements of operations, stockholders’ equity, and cash flows for the three months ended March 31, 2007. These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA

Clearwater, Florida

June 7, 2007

GOOD EARTH LAND SALES COMPANY

Balance Sheet

March 31, 2007 and 2006

(UNAUDITED)

	2007	2006
ASSETS

Current Assets
Cash & Cash Equivalents	$2,731.34	$2,912.00
Commissions Receivable, net of allowance for bad
debts of $4,702.38	20,611.14	0.00
Total Current Assets	23,342.48	2,912.00
Fixed Assets
Computer	3,088.25	602.00
Vehicle	0.00	52,000.00
Less: Accumulated Depreciation	(1,038.09)	(40,861.31)
Total Fixed Assets	2,050.16	11,740.69
TOTAL ASSETS	$25,392.64	$14,652.69
LIABILITIES & STOCKHOLDER'S EQUITY
Current Liabilities
Accounts Payable	1,500.00	0.00
Credit Card Payable	4,436.64	75.84
Provision for Income Taxes	0.00	101.00
Total Current Liabilities	5,936.64	176.84
Long Term Liabilities
Due to Shareholder - NOTE C	32,277.21	15,527.77
Total Long Term Liabilities	32,277.21	15,527.77
TOTAL LIABILITIES	38,213.85	15,704.61
Stockholder's Equity
Common Stock, $.01 par value, 75,000,000 shares authorized,
1,318,000 shares issued & outstanding	659.00	500.00
Retained Earnings	(13,480.21)	(1,551.92)
Total Stockholder's Equity	(12,821.21)	(1,051.92)
TOTAL LIABILITIES & STOCKHOLDER'S EQUITY	$25,392.64	$14,652.69

See accompanying notes and accountant’s report.

GOOD EARTH LAND SALES COMPANY

Statement of Operations

For the Three Month Periods Ended March 31, 2007 and 2006

(UNAUDITED)

	2007	2006
Revenue	$11,879.14	$11,110.25
Operating Expenses
Accounting and Audit Fees	250.00	0.00
Automobile Expense	789.63	858.11
Bad Debts	4,702.38	0.00
Bank Service Charges	28.09	0.00
Business Promotion	0.00	385.60
Commission Expense	2,138.40	0.00
Continuing Education	259.00	250.00
Contract Labor	1,920.00	2,585.00
Contributions	80.00	500.00
Depreciation	227.80	1,958.09
Dues and Subscriptions	16.94	135.00
Insurance	215.60	1,176.61
License and Permits	477.00	0.00
Meals and Entertainment	592.24	92.47
Meetings and Conventions	215.00	0.00
Professional Fees	12,008.82	0.00
Repairs	483.32	371.36
Selling Costs	0.00	31.35
Supplies	1,806.67	366.55
Telephone	1,042.72	918.26
Travel	294.80	809.91
	27,548.41	10,438.31
Net Income (Loss) before Income Taxes	($15,669.27)	$671.94

Provision for income Taxes	(647.00)	101.00

Net Income (Loss)	($15,022.27)	$570.94

Earnings (loss) per common share:
Net income (loss) per share - NOTE D	($0.01)	$0.00

See accompanying notes and accountant’s report.

GOOD EARTH LAND SALES COMPANY

Statement of Changes in Stockholder’s Equity

For the Three Month Period Ended March 31, 2007

(UNAUDITED)

	Common Stock		Retained
	Shares	Amount	Earnings	Total
Balances at January 1, 2007	1,318,000	$659.00	$1,542.06	$2,201.06

Net Income (Loss)			(15,022.27)	(15,022.27)

Balances at March 31, 2007	1,318,000	$659.00	($13,480.21)	($12,821.21)

See accompanying notes and accountant’s report.

GOOD EARTH LAND SALES COMPANY

Statement of Cash Flows

For the Three Month Periods Ended March 31, 2007 and 2006

(UNAUDITED)

	2007	2007
OPERATING ACTIVITIES
Net Income (Loss)	($15,022.27)	$570.94
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation Expense	227.80	1,958.09
(Increase) Decrease In:
Commissions Receivable	18,348.49	0.00
Increase (Decrease) in:
Accounts Payable	250.00	0.00
Credit Card Payable	947.11	75.84
Provsion for Income Taxes	(647.00)	101.00
Net cash provided by Operating Activities	4,104.13	2,705.87
INVESTING ACTIVITIES
Net cash provided by Investing Activities	0.00	0.00
FINANCING ACTIVITIES:
Change in shareholder loans	(5,811.96)	(3,239.94)
Net cash provided by Financing Activities	(5,811.96)	(3,239.94)
Net increase (decrease) in cash & cash equivalents	(1,707.83)	(534.07)
Cash & cash equivalents at beginning of year	4,439.17	3,446.07
Cash & cash equivalents at end of year	2,731.34	2,912.00

SUPPLEMENTAL DISCLOSURE:
Income Taxes	$0.00	$0.00

Noncash Investing & Financing Activities:
Cost of fixed asset trade-in	$52,000.00	$0.00
Accumulated depreciation on fixed asset trade-in	$46,422.54	$0.00
Shareholder Loan change from trade-in	$5,577.46	$0.00

See accompanying notes and accountant’s report.

GOOD EARTH LAND SALES COMPANY

Notes to Financial Statements

March 31, 2007

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated November 3, 2004 in the State of Florida.  The Company is in the business of real estate sales.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation on the vehicle is computed using the straight-line method over the estimated useful live of the asset, which is three years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue through commissions received on sales of real estate. It also generates revenue by consulting commercial developers in acquiring land for commercial use, leasing and managing the developed projects. The Company provides these services and bills for them when the sale transaction or consulting services have been completed.  The Company recognizes its revenue when the sale or consulting service have been completed.

Income Taxes

The Company had originally elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code.  In 2006, the Company elected to be taxed under Subchapter C of the Internal Revenue Code. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting.  Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.

NOTE C – SHAREHOLDER LOANS

Shareholder loans consist of amounts advanced to the Company to fund various working capital needs.  These amounts are non-interest bearing and payable on demand subsequent to January 1, 2008.

NOTE D – EARNINGS PER COMMON SHARE

Earnings (loss) per common share of ($0.01) were calculated based on a net income numerator of ($15,022.27) divided by a denominator of 1,318,000 shares of outstanding common stock.

NOTE E – STOCK SPLIT

On July 25, 2006 the Board filed amended and restated articles changing the par value to $0.01 per share resulting in 100 shares of stock for each share previously owned.  This increased the shares issued and outstanding to 50,000 shares total.  On October 31, 2006 the Company further ratified and authorized a 20:1 forward stock split that will result in 1,000,000 issued and outstanding shares at December 31, 2005.

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Good Earth Land Sales Company

We have audited the accompanying balance sheet of Good Earth Land Sales Company as of December 31, 2006 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2006 and 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Good Earth Land Sales Company as of December 31, 2006 and the results of its operations and its cash flows for the year ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

Randall N. Drake, CPA, PA Randall N. Drake, CPA, PA

Clearwater, Florida

April 22, 2007

GOOD EARTH LAND SALES COMPANY

BALANCE SHEET

December 31, 2006

ASSETS

Current Assets
Cash & Cash Equivalents	$4,439.17
Commissions Receivable	38,959.63
Total Current Assets	43,398.80
Fixed Assets
Computer	3,088.25
Vehicle	52,000.00
Less: Accumulated Depreciation	(47,232.83)
Total Fixed Assets	7,855.42
TOTAL ASSETS	$51,254.22
LIABILITIES & STOCKHOLDER'S EQUITY
Current Liabilities
Accounts Payable	1,250.00
Credit Card Payable	3,489.53
Provision for Income Taxes	647.00
Total Current Liabilities	5,386.53
Long Term Liabilities
Due to Shareholder - NOTE C	43,666.63
Total Long Term Liabilities	43,666.63
TOTAL LIABILITIES	49,053.16
Stockholder's Equity
Common Stock, $.01 par value, 75,000,000 shares authorized,
1,318,000 shares issued & outstanding	659.00
Retained Earnings	1,542.06
Total Stockholder's Equity	2,201.06
TOTAL LIABILITIES & STOCKHOLDER'S EQUITY	$51,254.22

See accompanying notes and accountant’s report.

GOOD EARTH LAND SALES COMPANY

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2006 and 2005

	2006	2005
Revenue	$121,758.54	$33,490.02
Operating Expenses
Automobile Expense	8,526.52	4,209.00
Business Promotion	1,171.20	345.00
Commission Expense	18,562.98	0.00
Consulting Expense	0.00	400.00
Contract Labor	9,161.74	3,400.00
Contributions	3,619.00	685.00
Depreciation	8,329.61	7,760.12
Dues and Subscriptions	249.48	981.00
Education	975.00	216.00
Insurance	12,372.04	1,342.00
License and Permits	0.00	636.00
Meals and Entertainment	1,073.81	2,400.00
Meetings and Conventions	646.14	720.00
Moving Expense	200.00	0.00
Postage	411.25	0.00
Professional Fees	37,495.00	0.00
Repairs	1,245.16	0.00
Selling Costs	31.35	3,325.00
Supplies	2,815.30	4,039.24
Taxes	0.00	288.00
Telephone	3,883.58	2,212.53
Tolls	0.00	127.99
Travel	6,677.46	2,526.00
	117,446.62	35,612.88
Net Income (Loss) before Income Taxes	$4,311.92	($2,122.86)

Provision for income Taxes	647.00	0.00

Net Income (Loss)	$3,664.92	($2,122.86)

Earnings (loss) per common share:
Net income (loss) per share - NOTE D	$0.00	($0.00)

See accompanying notes and accountant’s report.

GOOD EARTH LAND SALES COMPANY

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the Years Ended December 31, 2006 and 2005

	Common Stock		Retained
	Shares	Amount	Earnings	Total
Balances at January 1, 2005	200,000	$100.00	$0.00	$100.00

Net Income (Loss)			(2,122.86)	(2,122.86)

Issuance of Common Stock	800,000	400.00		400.00

Balances at December 31, 2005	1,000,000	$500.00	($2,122.86)	($1,622.86)

Balances at January 1, 2006	1,000,000	$500.00	($2,122.86)	($1,622.86)

Net Income (Loss)			3,664.92	3,664.92

Issuance of Common Stock	318,000	159.00		159.00

Balances at December 31, 2006	1,318,000	$659.00	$1,542.06	$2,201.06

See accompanying notes and accountant’s report.

GOOD EARTH LAND SALES COMPANY

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2006 and 2005

	2006	2005
OPERATING ACTIVITIES
Net Income (Loss)	$3,664.92	($2,122.86)
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation Expense	8,329.61	7,760.12
(Increase) Decrease In:
Commissions Receivable	(38,959.63)	0.00
Increase (Decrease) in:
Accounts Payable	1,250.00	0.00
Credit Card Payable	3,489.53	0.00
Provision for Income Taxes	647.00	0.00
Net cash provided by Operating Activities	(21,578.57)	5,637.26
INVESTING ACTIVITIES
Purchase of Fixed Assets	(2,486.25)	(602.00)
Net cash provided by Investing Activities	(2,486.25)	(602.00)
FINANCING ACTIVITIES:
Issuance of Common Stock	159.00	400.00
Change in shareholder loans	24,898.92	(2,989.19)
Net cash provided by Financing Activities	25,057.92	(2,589.19)
Net increase (decrease) in cash & cash equivalents	993.10	2,446.07
Cash & cash equivalents at beginning of year	3,446.07	1,000.00
Cash & cash equivalents at end of year	4,439.17	3,446.07

SUPPLEMENTAL DISCLOSURE:
Income Taxes	$0.00	$0.00

Non-Cash Transactions:
Purchase of Fixed Assets	0.00	(52,000.00)
Accumulated Depreciation	0.00	31,143.10
Shareholder Loans	0.00	20,856.90

See accompanying notes and accountant’s report.

GOOD EARTH LAND SALES COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated November 3, 2004 in the State of Florida.  The Company is in the business of real estate sales.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation on the vehicle is computed using the straight-line method over the estimated useful live of the asset, which is three years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue through commissions received on sales of real estate. It also generates revenue by consulting commercial developers in acquiring land for commercial use, leasing and managing the developed projects. The Company provides these services and bills for them when the sale transaction or consulting services have been completed.  The Company recognizes its revenue when the sale or consulting service have been completed.

Income Taxes

The Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code.  Under those provisions, the Company does not pay federal income taxes on its taxable income and is not allowed a net operating loss carryover or carryback as a deduction.  Instead, the stockholders are liable for individual federal income taxes on their respective shares of the Company's taxable income and include their respective shares of the Company's net operating losses in their individual income tax returns. In 2006, the Company will be taxed under Subchapter C of the Internal Revenue Code. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting.  Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.

NOTE C – SHAREHOLDER LOANS

Shareholder loans consist of amounts advanced to the Company to fund various working capital needs.  These amounts are non-interest bearing and payable on demand subsequent to January 1, 2008.

NOTE D – EARNINGS PER COMMON SHARE

Earnings per common share of ($0.00) were calculated based on a net income numerator of $3,664.92 divided by a denominator of 1,139,019 shares of outstanding common stock. (Average number of shares issued during the period ended December 31, 2006.  (See NOTE E)

NOTE E – SUBSEQUENT EVENT

On July 25, 2006 the Board filed amended and restated articles changing the par value to $0.01 per share resulting in 100 shares of stock for each share previously owned.  This increased the shares issued and outstanding to 50,000 shares total.  On October 31, 2006 the Company further ratified and authorized a 20:1 forward stock split that will result in 1,000,000 issued and outstanding shares at December 31, 2005. All references in these financial statements to amounts per share and number of shares outstanding have been restated to give effect to this stock split.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation do not include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article XIV, Section 4, allow us to indemnify actions under our emergency by-laws regardless of whether or not Florida law would permit indemnification.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Good Earth Land Sales Company in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$1.00
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$700.00
Accounting Fees and Expenses	$7,000.00
Legal Fees and Expenses	$30,000.00
Transfer Agent's Fees and Expenses	$1,000.00
Miscellaneous	$500.00
Total

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Recent Sales of Unregistered Securities

Set forth below is information regarding the issuance and sales of Good Earth Land Sales Company's common stock without registration during the last three years. No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

The following securities of Good Earth Land Sales Company were issued by Good Earth within the past three (3) years and were not registered under the Securities Act of 1933:

(a)  On November 9, 2004 Petie Parnell Maguire was issued 50,000 shares from treasury for paid-in capital. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public.  As the original incorporator Ms. Maguire provided the initial capital for the corporation and was issued shares for her investment.   On October 31, 2006 Good Earth ratified and authorized a 20:1 forward stock split.  All references in our financial statements to amounts per share and number of shares outstanding have been restated to give effect to this stock split.

(b) On March 24, 2006 the following individuals were issued shares from treasury for additional paid-in capital. These shares were exempt from registration pursuant to Rule 504 of the Rules of the Securities Act of 1933 .. Each block of shares consisted of 300 shares

at $0.01 par value per share.   On October 31, 2006 Good Earth ratified and authorized a 20:1 forward stock split.  All references in our financial statements to amounts per share and number of shares outstanding have been restated to give effect to this stock split.

Name of Stockholder	Shares Received	Consideration
Petie Parnell Maguire	1,000,000	$1,000 Check
Kathleen E. Hartley	6,000	$3.00 Check
Susan Maxim	6,000	$3.00 Check
Vicky Lyn Payne	6,000	$3.00 Check
Lacy Maguire	6,000	$3.00 Check
John Piazza	6,000	$3.00 Check
J. Bryant Enterprises, Inc.	6,000	$3.00 Check
Geraldine Brown	6,000	$3.00 Check
Paul Carbone	6,000	$3.00 Check
Cynthia Carbone	6,000	$3.00 Check
John C. Hartley	6,000	$3.00 Check
Ray Morgan	6,000	$3.00 Check
Kimberly A. Morgan	6,000	$3.00 Check
Carl Barba	6,000	$3.00 Check
Amie Mitchell	6,000	$3.00 Check
Jarrett Leasure	6,000	$3.00 Check
Adrienne Wolfe	6,000	$3.00 Check
Laura King	6,000	$3.00 Check
Jean Paulo Lemos	6,000	$3.00 Check
Timothy Roney	6,000	$3.00 Check
Sandra Roney	6,000	$3.00 Check
Keenan L. Martin	6,000	$3.00 Check
Kenneth L. Foust	6,000	$3.00 Check
Raymond D. Lee	6,000	$3.00 Check
William Marsh	6,000	$3.00 Check
Shermila Lemos-Martin	6,000	$3.00 Check
Kenneth B. Stephens, Sr.	6,000	$3.00 Check
Christiane Stephens	6,000	$3.00 Check
Jeff McConnell	6,000	$3.00 Check
Kathy Jo Morgan	6,000	$3.00 Check
Vincent A. Maguire, Sr.	6,000	$3.00 Check
Riley C. Maguire	6,000	$3.00 Check
Rachel L. Maguire	6,000	$3.00 Check
Kristen L. Graham	6,000	$3.00 Check
Anthony Martingano	6,000	$3.00 Check
Rveva Barrett	6,000	$3.00 Check
Scott J. Dobbins	6,000	$3.00 Check
Tara S. Dobbins	6,000	$3.00 Check
Valerie Tyszko	6,000	$3.00 Check
Joe Tyszko	6,000	$3.00 Check
Leo Perez	6,000	$3.00 Check
Justin Boudreau	6,000	$3.00 Check
Allison Diaz	6,000	$3.00 Check
Mary E. Flad	6,000	$3.00 Check
Joseph P. Flad, Jr.	6,000	$3.00 Check
Dale T. Mitchell	6,000	$3.00 Check
Joseph E. Franklin, III	6,000	$3.00 Check
Stephanie Fluke	6,000	$3.00 Check
Lauren Kelley	6,000	$3.00 Check

Scott Mitchell	6,000	$3.00 Check
Frances Quinlan	6,000	$3.00 Check
David M. Quinlan	6,000	$3.00 Check
Jeanne Coffin	6,000	$3.00 Check

Index of Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits are attached hereto unless otherwise noted.

Exhibit No.	Description
3(i)*	Amended and Restated Articles of Incorporation
3(ii)*	By-Laws
4	Form of Good Earth Land Sales Company Stock Subscription Agreement
5. 4	Opinion Regarding Legality and Consent of Counsel: by Diane J. Harrison, Esq.
14*	Code of Ethics
15.1	Acknowledgement of the use of a report on unaudited interim financial information, Randall N. Drake, C.P.A.
23. 4	Consent of Independent Registered Public Accounting Firm, Randall N. Drake, C.P.A.
*Exhibit previously filed

Undertakings

1.

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

b.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement.

c.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5.

That, for the purpose of determining liability under the Securities Act to any purchaser:

a.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430b or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of St. Petersburg, State of Florida, on July 10 , 2007.

(Registrant)

Good Earth Land Sales Company

By: /s/ Petie Parnell Maguire

Petie Parnell Maguire

President, Chairman of the Board of Directors

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/Petie Parnell Maguire	Principal Accounting Officer, Chairman of the Board of Directors	July 10 , 2007
Petie Parnell Maguire

/s/Susan Maxim	Secretary, Director	July 10 , 2007
Susan Maxim

/s/Kathleen E. Hartley	Treasurer, Director	July 10 , 2007
Kathleen E. Hartley

II- 4